Exhibit 99.1

First Wave BioPharma, Inc. Announces $9 Million Registered Direct Offering Priced At-The-Market Under NASDAQ Rules

BOCA RATON, Fla., February 28, 2022 — First Wave BioPharma, Inc. (NASDAQ: FWBI) (the “Company”), a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal diseases, announced today that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the issuance and sale of an aggregate of 6,498,195 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 6,498,195 shares of common stock at an effective purchase price of $1.385 per share and accompanying warrant in a registered direct offering priced at-the-market under Nasdaq rules. The warrants have an exercise price of $1.26 per share, are exercisable immediately, and will expire five years following the date of issuance. The closing of the offering is expected to occur on or about March 2, 2022, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Company also has agreed that certain warrants to purchase an aggregate of 1,459,593 shares of common stock of the Company that were issued to such investor in January 2021 and March 2021, as applicable, will be amended to have a reduced exercise price of $1.26 per share and the term of exercise will be extended to March 2, 2027, at a purchase price of $0.0281 per amended warrant.

The gross proceeds from the offering are expected to be approximately $9 million. The Company intends to use the net proceeds from the offering to pay a portion of the cash purchase price for its acquisition of First Wave Bio, Inc. and for other general corporate purposes, which may include product manufacturing, clinical development and/or increases in working capital.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. The Company has filed a shelf registration on Form S-3 (File No. 333-256476) (including a base prospectus) with the U.S. Securities and Exchange Commission (“SEC”), which was declared effective on June 2, 2021. A final prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website, located at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus for the offering may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC, at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About First Wave BioPharma, Inc.

First Wave BioPharma, Inc. is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule with anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients. First Wave BioPharma, Inc.’s niclosamide portfolio is led by two clinical programs in Phase 2 clinical trials: FW-COV for COVID-19 gastrointestinal infections and FW-UP for ulcerative proctitis (UP) and ulcerative proctosigmoiditis. Three additional indications of niclosamide, include FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease). The Company is also advancing FW-EPI (adrulipase) for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. First Wave BioPharma, Inc. is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These forward-looking statements are subject to risks and uncertainties including, among other things, the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of proceeds from the registered direct offering. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including risks and uncertainties related to market conditions whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition and its announcement on the Company’s business, operating results and financial prospects; the integration of the First Wave Bio, Inc. business with the Company’s own business; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@firstwavebio.com

Media Contact:
Tiberend Strategic Advisors, Inc.
David Schemelia
(609) 468-9325
dschemelia@tiberend.com